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                                                                    EXHIBIT 8.1

                             DAVIS POLK & WARDWELL

                              450 Lexington Avenue
                              New York, N.Y. 10017
                                  212-450-4000
                               FAX: 212-450-4500

                                                      August 7, 1997

DECISIONONE HOLDINGS CORP.
50 EAST SWEDESFORD ROAD
FRAZER, PENNSYLVANIA 19355

                   Re: Registration Statement on Form S-3

Ladies and Gentlemen:

   We have acted as counsel for DecisionOne Holdings Corp. ("Holdings") in connection with the offering of 148,400 units (the "Units") consisting of Senior Discount Debentures due 2008 and Warrants to purchase Common Stock of Holdings. In connection therewith, we have prepared the discussion set forth under the caption "Certain Federal Income Tax Consequences" (the "Discussion") in the prospectus (the "Prospectus") which is part of the
Registration Statement on Form S-3 (File No.      ) filed by Holdings with
the Securities and Exchange Commission. Capitalized terms used and not otherwise defined herein are used as defined in the Prospectus.

   We are of the opinion that the Discussion, insofar as it relates to the U.S. Holders described therein, and subject to the qualifications stated therein, accurately describes the material United States federal income tax consequences of the ownership and disposition of the Units.

   We hereby consent to the use of our name in the Prospectus under the caption "Certain Federal Income Tax Consequences" and also to the filing of this opinion as an exhibit to the Registration Statement. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.

                                            Very truly yours,

                                            /s/ Davis Polk & Wardwell